Exhibit 99.5

PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES
ADDITIONAL SUPPLEMENTAL INFORMATION
FOR THE TWELVE AND THREE MONTHS ENDED DECEMBER 31, 2003 AND 2002
(IN THOUSANDS)
NET LOSS AND LOSS ADJUSTMENT EXPENSES:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

PRODUCTS	2003	2002	2003	2002

COMMERCIAL LINES	$71,131	$54,135	$273,488	$201,857
SPECIALTY LINES	19,134	14,969	65,075	45,521
PERSONAL LINES	6,122	6,099	20,615	20,055

TOTAL NET LOSS AND LOSS ADJUSTMENT EXPENSES	$96,387	$75,203	$359,178	$267,433

Net Loss & Lae Reserves @ December 31, 2003	$481,496

Taxable Equivalent Yield @ December 31, 2003	4.9%

Portfolio Duration @ December 31, 2003	4.0 yrs

Book Value Per Common Share @ December 31, 2003	$24.71

Shares Repurchased During the Three Months Ended December 31, 2003	0